PLAN PURSUANT TO RULE 12b-1

  WHEREAS, the T. Rowe Price T. Rowe Price Retirement Funds, Inc. (“Fund”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), and offers for public sale shares of beneficial interest in the Fund;

  WHEREAS, the Fund has established a separate series called T. Rowe Price Target Retirement 2050 Fund;

 WHEREAS, the Board of Directors is authorized to establish separate classes of shares of the Fund, and has authorized more than one such class, including the T. Rowe Price Target Retirement 2050 Fund—Advisor Class (“Advisor Class”);

 WHEREAS, the Fund desires to adopt a plan pursuant to Rule 12b-1 under the 1940 Act with respect to the Advisor Class of shares (“Advisor Class Shares”) and the Board of Directors has determined that there is a reasonable likelihood that adoption of said plan will benefit the Fund and the Advisor Class shareholders; and

 WHEREAS, the Fund has employed T. Rowe Price Investment Services, Inc. (“Investment Services”) as principal underwriter of all classes of shares of the Fund, pursuant to an Underwriting Agreement between Investment Services and the Fund;

  NOW, THEREFORE, the Fund hereby adopts this Plan pursuant to Rule 12b-1 (“Plan”) with respect to the Advisor Class Shares in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

  1. The Fund is authorized to pay to Investment Services, or such other person(s) as it or Investment Services designates, to finance any or all of the distribution, shareholder servicing, maintenance of shareholder accounts, and/or other administrative services with respect to Advisor Class Shares, a fee at an annual rate of no more than 0.25% of the net assets of the Advisor Class Shares, such fee to be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

  2. The fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that the amounts paid hereunder shall not exceed any limitations, including permissible interest, imposed by applicable Financial Industry Regulatory Authority, Inc. or Securities and Exchange Commission rules.

  3. This Plan shall take effect on August 20, 2013, or such other date as the Directors of the Fund shall determine, and shall continue in effect until April 30, 2014 and for successive periods of one year thereafter for so long as it is initially approved, and such continuance is specifically approved at least annually, by votes of a majority of both (a) the Board of Directors, and (b) those Directors who are not “interested persons” of the Fund, as defined in the 1940 Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Rule 12b-1 Directors”), cast in person at a meeting or meetings called for the purpose of voting on the Plan.

  4. Investment Services shall provide, or arrange to be provided, to the Fund’s Board of Directors and the Board shall review, at least quarterly, a written report of the amounts paid hereunder and the purposes for which such expenditures were made as required by Rule 12b-1 under the 1940 Act.

  5. This Plan may be terminated at any time without penalty by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding Advisor Class Shares.

  6. This Plan may not be amended to increase materially the amount of fees to be paid by Advisor Class Shares hereunder unless such amendment is approved by a vote of at least a majority of the outstanding Advisor Class Shares (as required by the 1940 Act), and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided in Paragraph 3 hereof for annual approval.

  7. While the Plan is in effect, the selection and nomination of Directors who are not interested persons of the Fund, as defined in the 1940 Act, shall be committed to the discretion of Directors who are themselves not interested persons.

  8. The Fund shall preserve copies of the Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place; and shall preserve copies of each report made pursuant to Paragraph 4 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

  Effective as of August 20, 2013.

CAPS\Documents\Agreements\Rule 12b-1 Agreements\T2L Rule 12b-1.doc